SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                             -----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (Amendment No. ___)*


                        Corn Products International, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, Par Value $0.01 per Share
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                         (Title of Class of Securities)

                                    219023108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)
     [ ] Rule 13d-1(c)
     [X] Rule 13d-1(d)

____________
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G
CUSIP No. 219023108                                         Page 1 of  Pages 6
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1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Mr. Ignacio Aranguren-Castiello
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ]
                                                                         (b) [ ]

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3    SEC USE ONLY


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4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Mexico
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                             5      SOLE VOTING POWER

         NUMBER OF                  1,500
          SHARES             --------------------------------------------------
       BENEFICIALLY          6      SHARED VOTING POWER
         OWNED BY
           EACH                     1,843,500
         REPORTING           --------------------------------------------------
          PERSON             7      SOLE DISPOSITIVE POWER
           WITH:
                                    1,500
                             --------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                    1,843,500
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BE BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,843,500 Shares of Common Stock
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10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                            [ ]
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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.2%
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12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G
CUSIP No. 219023108                                         Page 2 of  Pages 6
-------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Arancia Industrial, S.A. de C.V.
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ]
                                                                         (b) [ ]

-------------------------------------------------------------------------------
3    SEC USE ONLY


-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Mexico
-------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

         NUMBER OF                  0
          SHARES             --------------------------------------------------
       BENEFICIALLY          6      SHARED VOTING POWER
         OWNED BY
           EACH                     1,843,500
         REPORTING           --------------------------------------------------
          PERSON             7      SOLE DISPOSITIVE POWER
           WITH:
                                    0
                             --------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                    1,843,500
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BE BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,843,500 Shares of Common Stock
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
                                                                            [ ]
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.2%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a). Name of Issuer:

     Corn Products International, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:

     6500 South Archer Avenue
     Bedford Park, Illinois 60501-1933

Item 2(a). Name of Person Filing:

     This statement is filed on behalf of each of the following:

     Mr. Ignacio Aranguren-Castiello
     Arancia Industrial, S.A. de C.V.

Item 2(b). Address of Principal Business Office or, if None, Residence:

     The address of principal business office of Mr. Ignacio Aranguren-Castiello is:
     Lopez Cotilla 2032
     Guadalajara, Jalisco, Mexico

     The address of principal business office of Arancia Industrial, S.A. de C.V. is:
     Andres Bello No. 10 - 16th Floor
     Mexico, D.F. Mexico

Item 2(c). Citizenship:

     The citizenship of both Mr. Ignacio Aranguren-Castiello and Arancia Industrial, S.A. de C.V. is Mexico.

Item 2(d).  Title of Class of Securities:

     This statement relates to the Issuer's Common Stock, par value $0.01 per Share.

Item 2(e). CUSIP Number:

     219023108

Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

(a) [ ] Broker or dealer registered under Section 15 of the Exchange Act;

(b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act;

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

(d) [ ] Investment company registered under Section 8 of the Investment Company Act;

(e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J). If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

Item 4. Ownership.

     (a) Amount beneficially owned:

     Mr. Ignacio Aranguren-Castiello is the controlling shareholder of Arancia Industrial, S.A. de C.V. and, as such, has the power to vote or direct the vote and to dispose or direct the disposition of all of the Shares of Common Stock held by Arancia Industrial, S.A. de C.V. Therefore, Mr. Ignacio Aranguren-Castiello may be deemed to have beneficial ownership of the 1,500 Shares of Common Stock held directly by Mr. Ignacio Aranguren-Castiello, as well as of the 1,843,500 Shares of Common Stock held by Arancia Industrial, S.A. de C.V. As of February 8, 2001, the number of Shares of Common Stock of Corn Products International, Inc. beneficially owned by Mr. Ignacio Aranguren-Castiello and Arancia Industrial, S.A. de C.V. was as follows:

     Mr. Ignacio Aranguren-Castiello: 1,845,000

     Arancia Industrial, S.A. de C.V.: 1,843,500

     (b) Percent of class:

     Based on the 35,267,974 Shares of Common Stock reported to be outstanding as of December 31, 2000 in the press release issued by Corn Products International, Inc. on January 23, 2001:

     Mr. Ignacio Aranguren-Castiello: 5.2%

     Arancia Industrial, S.A. de C.V.: 5.2%

     (c) Number of shares as to which such person has:

                (i)   Sole power to vote or to direct the vote:

                      Mr. Ignacio Aranguren-Castiello:  1,500

                      Arancia Industrial, S.A. de C.V.: 0

                (ii)  Shared power to vote or to direct the vote:

                      Mr. Ignacio Aranguren-Castiello:  1,843,500

                      Arancia Industrial, S.A. de C.V.: 1,843,500

                (iii) Sole power to dispose or to direct the disposition of:

                      Mr. Ignacio Aranguren-Castiello:  1,500

                      Arancia Industrial, S.A. de C.V.: 0

                (iv)  Shared power to dispose or to direct the disposition of:

                      Mr. Ignacio Aranguren-Castiello:  1,843,500

     Arancia Industrial, S.A. de C.V.: 1,843,500

Item 5. Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]



Item 6. Ownership of More than Five Percent on Behalf of Another Person.

     Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not Applicable

Item 8. Identification and Classification of Members of the Group.

     Not Applicable

Item 9. Notice of Dissolution of Group.

     Not Applicable

Item 10. Certifications.

     Not Applicable

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                     MR. IGNACIO ARANGUREN-CASTIELLO

                                            February 14, 2001
                          -----------------------------------------------------
                                                 (Date)

                                     /s/ Ignacio Aranguren-Castiello
                          -----------------------------------------------------
                                               (Signature)

                                       IGNACIO ARANGUREN-CASTIELLO
                          -----------------------------------------------------
                                                 (Name)


                                    ARANCIA INDUSTRIAL, S.A. de C.V.

                                            February 14, 2001
                          -----------------------------------------------------
                                                 (Date)

                                     /s/ Ignacio Aranguren-Castiello
                          -----------------------------------------------------
                                               (Signature)

                               IGNACIO ARANGUREN-CASTIELLO/CHAIRMAN & CEO
                          -----------------------------------------------------
                                              (Name/Title)


     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).




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